SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*

                             REX Stores Corporation
              -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    761624105
              -----------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2008
              -----------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ] Rule 13d-1(b)

        [ ] Rule 13d-1(c)

        [X] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 761624105

   1. NAME OF REPORTING PERSON(S)

         Lawrence Tomchin

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   2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                      (b) [ ]

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   3. SEC USE ONLY


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   4. CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

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   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              537,301
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH               10,125
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               537,301
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                         10,125

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   9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         547,426

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  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.6%

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  12. TYPE OF REPORTING PERSON*

         IN

Item 1.     (a)   Name of Issuer:
                       REX Stores Corporation
                  -------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                       2875 Needmore Road
                       Dayton, Ohio 45414
                  -------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                       Lawrence Tomchin
                  -------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                       2875 Needmore Road
                       Dayton, Ohio 45414
                  -------------------------------------------------------------
            (c)   Citizenship:
                       United States of America
                  -------------------------------------------------------------
            (d)   Title of Class of Securities:
                       Common Stock
                  -------------------------------------------------------------
            (e)   CUSIP Number:
                       761624105
                  -------------------------------------------------------------

Item 3.     Inapplicable


Item 4.     Ownership.

The following information concerning ownership of Common Stock is given as of December 31, 2008:

         (a) Amount Beneficially Owned

                  547,426 Shares of Common Stock, 360,000 of which represent the right to acquire stock within 60 days.

         (b) Percent of Class

                  5.6%

         (c) Number of Shares as to which the Person has:

                  (i)    Sole power to vote or direct the vote
                            537,301
                  (ii)   Shared power to vote or direct the vote
                            10,125
                  (iii)  Sole power to dispose or to direct the disposition of
                            537,301
                  (iv)   Shared power to dispose or to direct the disposition of
                            10,125

Item 5.     Ownership of Five Percent or Less of a Class.

            Inapplicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

            Inapplicable

Item 8.     Identification and Classification of Members of the Group.

            Inapplicable

Item 9.     Notice of Dissolution of Group.

            Inapplicable

Item 10.    Certification.

            Inapplicable



                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       February 9, 2009


Signature:  /s/ LAWRENCE TOMCHIN
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Name/Title  Lawrence Tomchin
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* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).